Coty Profit Momentum Continues in Q3, Delivering Early Results Across Brand Portfolio
Prestige Brands and Asia Pacific Region Resume Growth
Over $180M Improvement in Reported Operating Income and Adjusted EBITDA, Fueled by Over 400bps of Gross Margin Expansion and Continued Cost Reductions
Executing on Strategic Plan with Early Results in Each Pillar

NEW YORK - May 10, 2021-- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced continued improvement in its financial results and early evidence of recovery across its operations for the third quarter of fiscal year 2021, ended March 31, 2021.

In Q3, revenues declined 3%, or 5.5% LFL, in a persisting COVID context in Europe and select regions. At the same time results were buoyed by +20% LFL growth in Asia Pacific, 30% growth in e-commerce, and a relatively stable performance in the Americas, including strong growth in U.S. prestige sales. Brands like Gucci, Burberry and Marc Jacobs were standouts, with double digit growth in the quarter, and Coty continued to build upon its newer prestige engines of growth in cosmetics and skincare. The 2% LFL growth in the prestige sales was noteworthy, given Coty's higher commercial weighting in Europe and the continued active reduction of sales in low quality channels, which represented a high single digit negative impact to the prestige sales in the last two years.

In the mass channel, Coty’s strategic plans delivered early results, with CoverGirl gaining market share over the last 5 weeks according to the latest scanner data available; a first in over 4 years. While Coty's mass beauty revenues in Q3 declined 14.5%, the Company’s mass beauty retail sell-out returned to growth in the month of March.
Coty’s progress on profitability over last two quarters continued in Q3, with an adjusted EBITDA* of $183.2 million with a 17.8% margin, up over $180 million versus last year, and a reported operating loss of $1.4 million, an improvement of nearly $300 million versus last year. This was supported by reported and adjusted gross margin expansion up 450 bps year-on-year to 62.2%; fueled by revenue and mix management, lower excess & obsolescence, and improved demand planning. During the quarter, Coty continued to reduce its costs base, with savings totaling approximately $110 million in the quarter. Fiscal year-to-date cost savings totaled over $270 million, and the Company remains on track to achieve its target of approximately $300 million in cost savings in FY21. Fiscal year-to-date, adjusted EBITDA totaled $633.0 million, up 50% versus the last year.

As anticipated, Financial Net Debt at the end of Q3 totaled approximately $5.1 billion. With an increase in the value of Coty's retained Wella stake to approximately $1.25 billion1 at quarter-end, the Company's Economic Net Debt totaled approximately $3.9 billion. Coty also successfully raised $900 million in secured notes in April 2021, extending the maturity profile of its debt.

In line with Coty's recently unveiled growth acceleration strategy, the Company continues to make progress across each of its strategic pillars. This includes initial market share gains for CoverGirl in the U.S., with the re-positioning plans for Rimmel and Max Factor in Europe on track for the fourth quarter. Luxury fragrance demand remained strong in the key U.S. market, with Coty's portfolio outperforming the market. In addition, Coty continues to build upon its newer prestige engines of growth in cosmetics and skincare, which includes very strong growth of Gucci Beauty globally as well as encouraging results of Lancaster in China and Hainan. Meanwhile, the performance of digital and e-commerce grew close to 30% in Q3.

Commenting on the operating results, Sue Y. Nabi, Coty's CEO, said:

"Our Q3 marked another strong milestone in our journey to rejuvenate Coty's position as a global beauty powerhouse. In less than a year, the leadership team and the broader organization have successfully mapped out our strategy, activated our brand and category plans, while generating operational improvements, and strengthening our financial position.

From a results standpoint, in Q3 we saw a significant improvement in our sales trends even as we continued our efforts to strengthen the health of our business and brands by cutting sales in low quality channels. Importantly, the prestige sales returned to growth as the impact of the pandemic abated in many markets. We have seen strong momentum in several of our key markets, with China sales growing double-to-triple digits versus FY20 and FY19, and U.S. prestige sales up high single digits in the quarter and nearly flat in the fiscal year-to-date. While Europe sales remain under pressure, we are confident that the imminent lifting of COVID restrictions will drive improvement in this key region.

Financially, we took a significant step forward in reshaping our profitability profile, with gross margins over 62% and EBITDA margins up 18 percentage points year-on-year, despite a lower topline. With our year-to-date adjusted EBITDA of $633 million reaching over 80% of our FY21 target of approximately $750 million, we have generated capacity to significantly increase our marketing investments in Q4 to support our strategic growth initiatives while at the same time delivering on our financial commitments. We are also progressing on our deleveraging objectives, driving leverage towards 5x exiting CY21, and the recent successful $900 million bond issuance has helped Coty's maturity profile.

Finally, we were pleased to recently share our strategy for accelerating sales and profit growth in the coming years, anchored in six strategic pillars: 1) stabilization of Consumer Beauty make-up brands and Mass fragrances; 2) acceleration of luxury fragrances and establishing Coty as a key player in Prestige make-up; 3) building a Skincare portfolio across prestige and mass channels; 4) enhancing e-commerce and Direct-to-Consumer (DTC) capabilities; 5) expanding in China through Prestige and select Consumer Beauty brands; and 6) establishing Coty as an industry leader in sustainability.

With this clear path towards value creation, a strong portfolio of desirable beauty brands, and a renewed sense of tempo throughout the organization, I am confident in Coty's ability deliver on its near and long-term objectives."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.
1Based on fair market value, reflecting the final Wella capital structure

Highlights

•3Q21 net revenue trends show solid sequential improvement, despite COVID-related lockdowns across many key markets, particularly in Western Europe. Net revenues declined 3% as reported and 5.5% LFL
•Reported operating loss was $1.4 million
•3Q21 adjusted operating income increased to $95.6 million from an adjusted operating loss of $68.2 million, with 1570 bps of margin expansion to 9.3%
•Robust growth in 3Q21 with adjusted EBITDA of $183.2 million, increased from $(1.4) million last year, with an adjusted EBITDA margin of 17.8%
•3Q21 cost reductions remained robust with an additional approximately $110 million of reductions, bringing the year-to-date total to over $270 million
•3Q21 free cash outflow of $218.4 million was, as expected, negatively impacted by the over $100 million reversal of a working capital benefit in 2Q21 related to the Wella transaction
•Financial Net Debt in line with expectations at $5,106.6 million, which increased sequentially due to the closing of the KKW Beauty investment, the reversal of a 2Q21 Wella-related working capital benefit, and seasonal free cash outflow. Economic Net Debt now $3,856.6 at quarter end.
•Significant immediate liquidity of $2,376.8 million at end-quarter, with comfortable headroom under Coty's financial debt covenants. Given Coty's financial position and free cash flow characteristics, the Company expects to be in full compliance of covenant requirements going forward.

Outlook

As announced during the Strategic Update on April 23, 2021, Coty expects to end the year with net revenues of $4.5 billion to $4.6 billion. With strengthened profitability, the Company expects to increase commercial investments in Q4 to support its strategic priorities and the improvement of sell-out trends, as the broader beauty market begins to recover.

These investments will be supported by the continued reduction of costs, with cost reductions on track to reach approximately $300 million in FY21 and total targeted savings of $600 million through FY23. In addition, Coty is reaffirming its target for adjusted EBITDA of $750 million in FY21. The Company plans to continue to lower its leverage ratio towards 5x by the end of CY21, as previously announced.

Financial Results

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•3Q21 reported net revenues of $1,027.8 million decreased 3.3% year-over-year, including a positive foreign exchange (FX) impact of 2.2%. LFL revenue decreased 5.5%, driven by a LFL decrease in the EMEA segment of 12.9%, and the Americas of 3.4%, partially offset by an Asia Pacific LFL increase of 19.5%. By channel, a LFL decline in the mass sales of 14.5%, was partially offset by a 2.4% increase in prestige.
•Year-to-date reported net revenues of $3,567.5 million decreased 14.2% year-over-year, including a positive FX impact of 0.9%. LFL revenue decreased 15.1%, driven by LFL decreases in EMEA of 21.8%, Asia Pacific of 16.2%, and Americas of 5.3%.

Gross Margin:
•3Q21 reported gross margin of 61.9% increased from 56.6% in the prior-year period, while adjusted gross margin of 62.2% increased from 57.7% in 3Q20. The increase was due to the year-over-year improvement in excess & obsolescence, revenue mix management, and supply chain productivity, partially offset by the decline in sales volumes.
•Year-to-date reported gross margin of 59.6% decreased from 60.2% in the prior-year period, while adjusted gross margin of 59.7% declined from 60.5% in the prior year, primarily due to mix impact as well as lower production volumes.

Operating Income and EBITDA:
•3Q21 reported operating loss of $1.4 million improved from a reported operating loss of $299.5 million in the prior year due to a $74.9 million reduction in restructuring and other business realignment costs, a higher gross margin, lower SG&A expenses, a $40.4 million reduction in asset impairment costs, and a $19.6 million reduction in acquisition and divestiture related expenses.
•3Q21 adjusted operating income of $95.6 million rose from a loss of $68.2 million in the prior year, while the adjusted EBITDA of $183.2 million improved from $(1.4) million in the prior year. The increase was driven by a higher gross margin, continued fixed cost reductions across both people and non-people costs, combined with active management of marketing investments. For 3Q21, the adjusted operating margin increased 1,570 bps to 9.3%, while the adjusted EBITDA margin increased 1,790 bps to 17.8%.
•Year-to-date reported operating loss of $50.4 million improved from a reported operating loss of $316.0 million due primarily to a reduction in restructuring and other business realignment cost, lower asset impairment costs, as well as lower media investments and fixed cost expenses, partially offset by a lower gross profit and higher acquisition and divestiture related expenses. Year-to-date adjusted operating income increased to $365.0 million from $173.6 million, with a margin of 10.2%, while the adjusted EBITDA totaled $633.0 million with a margin of 17.7%.

Net Income:
•3Q21 reported net loss of $1.2 million improved from a net loss of $311.0 million in the prior year, due to the aforementioned increase in reported operating income and lower interest expense, partially offset by higher taxes compared to the year-ago period.
•The 3Q21 adjusted net income of $2.3 million compared to an adjusted net loss of $104.7 million in the prior year period.
•Year-to-date reported net loss of $54.8 million improved from a net loss of $404.2 million in the prior year. Year-to-date adjusted net income of $76.8 million improved from an adjusted net loss of $11.0 million in the prior year.

Earnings Per Share (EPS) - diluted:
•3Q21 reported earnings per share of $0.00 improved from a reported loss per share of $(0.41) in the prior year.
•3Q21 adjusted EPS of $0.00 improved from $(0.14) in the prior year.
•Year-to-date reported earnings per share of $0.07 improved from a reported net loss per share of $(0.53) in the prior year.
•Year-to-date adjusted EPS of $0.10 increased from $(0.01) in the prior year.

Operating Cash Flow:
•3Q21 cash used in operations totaled $(186.3) million improved from $(257.5) million in the prior-year period, reflecting an increase in net income on a cash basis. Year-to-date operating cash flow totaled $286.4 million, an increase of $81.9 million from the same period of the prior year.
•3Q21 free cash outflow of $218.4 million improved from a free cash outflow of $318.9 million in the prior year driven by the increase in operating cash outflow of $71.2 million coupled with a $29.3 million reduction in capex.

Financial Net Debt:
•As expected, Financial Net Debt of $5,106.6 million on March 31, 2021 increased from $4,842.6 million on December 31, 2020. The increase was driven by the cash outflow of $200 million related to the closing of the KKW Beauty investment, a reversal of over $100 million working capital benefit in 2Q21 related to the Wella transaction, as well as the seasonal free cash outflow, partially offset by over $100 million of positive FX impact.

Immediate Liquidity:
•Coty ended Q3 with $315.3 million in cash and cash equivalents, and immediate liquidity of $2,376.8 million, with comfortable headroom under its financial debt covenants.

Third Quarter Business Review by Segment

Americas
In 3Q21, Americas net revenues of $409.6 million or 40% of Coty sales, decreased by 6.0% versus the prior year. On a LFL basis, Americas net revenues decreased by 3.4%. Although the mass beauty sales showed sequential improvement, softness in the color cosmetics market continues to weigh on the overall performance of the mass category. Meanwhile, the U.S. prestige sales, excluding the travel retail channel, generated very strong growth, supported by robust performance across fragrances, cosmetics, and skincare.
During the quarter, our U.S. prestige fragrance business continued to generate very strong sell-out growth, with particularly strong performance from Burberry, Marc Jacobs, Gucci, Hugo Boss, and Tiffany. Encouragingly, Marc Jacobs Perfect continues to see very robust sell-out growth, moving Marc Jacobs brand up 4 spots to the #5 prestige fragrance house. Meanwhile, Burberry Her accelerated during the quarter, and was the fastest selling brand within the top 25 US prestige fragrances. Following on the success of prior quarters, Gucci continues to see strong sell-out across both fragrances and cosmetics. Within fragrances, the performance was driven by Gucci Guilty and Gucci Bloom Profumo. Within cosmetics, Gucci continued to generate robust sell-out growth in the triple-digits, driven by particularly strong performance of mascara, liquid primer, and bronzer.
Within our Americas mass beauty sales, the cosmetics and fragrance categories remained pressured through much of the quarter as usage occasions remained limited, though trends have started to improve. Despite this, we continued to execute our strategy, focusing on our key brands. For CoverGirl, our national media campaign went live in March, which has resulted in a clear improvement in trend for CoverGirl, and the Magnificent 8 in particular. Lash Blast Clean delivered very strong performance during the quarter, while Simply Ageless has also seen strong support at key retailers. Meanwhile, Sally Hansen continued to gain market share in the U.S. In addition, we continued to win market share in Brazil.
E-commerce sales for the region continued to increase over 50% in Q3 and over 60% fiscal year-to-date, with solid growth across both prestige and mass, driven by robust performance across all e-tailers and brick & click. Fiscal year-to-date, e-commerce penetration is in the low double-digits, up a mid-single-digit percent from last year.
The Americas segment generated a reported operating income of $2.3 million in 3Q21, compared to a reported operating loss of $40.3 million in the prior year. The 3Q21 adjusted operating income was $29.2 million, up from an adjusted operating loss of $16.0 million in the prior year, driven by gross margin improvement, strong fixed cost reduction, and close management of marketing investment, particularly non-working media spending. The adjusted operating margin was 7.1% versus (3.7)% in the prior year. Adjusted EBITDA for the Americas segment rose to $68.5 million from $14.7 million in the prior year, with a margin of 16.7%.

EMEA
In 3Q21, EMEA net revenues of $473.0 million, or 46% of Coty sales, declined by 7.8% versus the prior year. On a LFL basis, EMEA net revenues declined 12.9%, which included a mid single digit headwind from Travel Retail. Sales trends for both Mass and Prestige continued to be pressured by COVID-19 driving fairly broad-based lockdowns and restrictions across much of Western Europe during the quarter.
Within our EMEA prestige sales, Hugo Boss Bottled, Chloe Signature, and Gucci Guilty delivered strong performances, with Chloe Signature becoming the #2 female fragrance in Germany. Meanwhile, we continue to expand our presence in prestige cosmetics, with Gucci Beauty climbing the ranks at Sephora both online and in-store, and is now solidly in the top 10 makeup brands in the stores where it's present. In our mass beauty brands, Rimmel continued to expand its market share in the U.K., as well as in Spain and France. Importantly, we remain on-track with the repositioning of both Rimmel and Max Factor in June, which includes a ramp in working media investments to FY19 levels on a dollar basis as well as key new media assets and brand ambassadors. We expect both brands to be well positioned to benefit with the easing of lockdowns and restrictions across much of Western Europe.
3Q21 EMEA e-commerce sales grew nearly 90%, driving e-commerce penetration as a percentage of sales to the high-teens percentage level, with strong growth in both prestige and mass.
Reported operating income was $28.7 million in 3Q21 versus reported operating loss of $57.5 million in the prior year. The 3Q21 adjusted operating income of $58.2 million increased from an adjusted operating loss of $26.3 million in the prior year, driven by a higher gross margin, controlled marketing spend, and solid fixed cost reductions. For 3Q21, the adjusted operating margin rose to 12.3% from (5.1)% in the prior year. During the quarter, adjusted EBITDA increased to $94.5 million from $0.8 million in the prior year, with a margin of 20.0%.

Asia Pacific
3Q21 Asia Pacific net revenues of $145.2 million, or 14% of Coty sales, increased 27.7% on a reported basis and rose 19.5% LFL. The LFL performance was fueled by robust growth within our prestige brands, despite travel retail continuing to face significant pressure from lower air travel. In addition, strength was particularly strong in China during the quarter.
In China, our prestige beauty brands across both brick & mortar and e-commerce continued to generate very strong sell-out growth, particularly Burberry and Gucci, both of which had triple-digit-sell-out growth during the quarter. In particular, we continued to see solid momentum in Gucci and Burberry's prestige cosmetics business. During the quarter, Gucci Beauty was launched on Tmall with very strong initial results that continued into the second month following the launch.
E-commerce generated very strong growth, increasing at a triple-digit rate during 3Q21, with penetration in the mid-teens.
Reported operating income in 3Q21 of $1.9 million increased from a reported operating loss of $31.4 million in the prior year. The 3Q21 adjusted operating income of $7.6 million rose from an adjusted operating loss of $25.2 million in the prior year, driven by reduced fixed costs and lower marketing investments. The 3Q21 adjusted operating margin of 5.2% increased from (22.2)% in the prior year. For 3Q21, adjusted EBITDA improved to $20.2 million from $(16.9) million in the prior year, with a margin of 13.9%.

Third Quarter Fiscal 2021 Business Review by Channel

Prestige
•In 3Q21, Prestige net revenues of $600.6 million, or 58.4 % of Coty sales, increased 6.5 % as reported and increased 2.4% LFL, reflecting significant sales trend improvement from 1H21, driven by particular strength in the US and China. In EMEA, sales trends showed meaningful sequential improvement, but lagged Asia Pacific and Americas, as much of the region was under strict lockdowns throughout the quarter. By brand, Gucci, Burberry, Marc Jacobs, and philosophy were stand-outs with double digit revenue growth in the quarter.
•During the quarter, our newer engines of growth - expanding our presence in prestige skincare, prestige cosmetics, and China - all delivered very strong results. In U.S. prestige skincare, sell-out growth was robust and outperformed the market in March, while early results with the repositioning of Lancaster in Hainan have been very encouraging. Within prestige cosmetics, both Gucci Beauty and Burberry continue to see very robust trends, with double- to triple-digit sell-out growth in the U.S. and Asia Pacific.
•Prestige e-commerce sales grew over 20%, representing a low 20s penetration rate of Prestige sales.

Mass
•In 3Q21, Mass net revenues of $427.4 million, or 41.6 % of Coty continuing operations, decreased 14.3% as reported and decreased 14.5% LFL. Mass sales continue to be pressured across regions, which is primarily due to reduced demand for color cosmetics given fewer usage occasions as consumer continued remain locked down or practice social distancing through much of 3Q21. However, sell-out trends have started to improve more recently. In addition, we continued to execute on our strategy to stabilize our mass beauty sales with multiple green shoots including solid sell-out growth and market share gains at CoverGirl, continued market share expansion with Rimmel in the UK, and additional market share gains with Sally Hansen in the US.
•Mass e-commerce sales generated solid growth during the quarter, increasing over 50% and representing a high-single-digit percent of our Mass sales. Coty brands continued to see very strong sell-out growth on retailer websites and on Amazon.

Noteworthy Company Developments

Other noteworthy company developments include:

•On March 3, 2021, Coty announced that it signed a letter of intent to partner with LanzaTech to introduce sustainable ethanol made from captured-carbon emissions into its fragrance products. The proposed partnership means that Coty will incorporate this carbon-captured ethanol into its fragrance manufacturing process, with the goal of having the majority of its fragrance portfolio using ethanol sourced from carbon-capture by 2023. This is an important step for Coty as its continues its journey to become a more circular business and create a more sustainable and inclusive world.
•On April 21, 2021, Coty completed the issuance of $900 million of 5.000% senior secured notes due in 2026. The offering was upsized to $900 million from the initial expectation of $750 million due to very strong demand. The proceeds are net leverage neutral and have been used to partially paydown FY23 term loans, resulting in reduced refinancing risk.
•On April 21, 2021, Coty announced that Lancaster has become the first ever sun care brand awarded the prestigious C2C Certified Material Health Certificate at the Silver level from the Cradle to Cradle Products Innovation Institute. The award indicates that 100% of the ingredients in Lancaster Sun Sensitive collection - Lancaster's first clean and vegan range, and its most environmentally friendly yet - met the Institute's strict criteria.
•On April 23, 2021, Coty unveiled its long-term strategy, underpinned by six priorities for sustainable growth. These initiatives build on the actions taken by Coty over the past year that have accelerated its shift to sustainable and profitable growth, with greater cost controls and a more competitive market position.
•On May 6, 2021, Coty announced the appointment of international model and mental health advocate, Adwoa Aboah, as the new global brand activist for Rimmel London. Celebrating bold individualism, Adwoa will be the face of major beauty campaigns and product launches throughout 2021 and beyond.
•On May 10, 2021, Coty announced the introduction of Priyanka Chopra-Jonas, a dynamic actor, philanthropist, producer, and one of the world's most recognizable personalities, as Max Factor's new global ambassador and creative collaborator. Max Factor continues to evolve, and its new customer approach focuses on empowering people through its products and platform. Priyanka is a modern embodiment of this diverse Max Factor audience and a champion of the empowerment that comes with transformation.

Conference Call
Coty Inc. will host a conference call at 8:00 a.m. (ET) today, May 10, 2021 to discuss its results. The dial-in number for the call is (866) 834-4311 in the U.S. or (720) 405-2213 internationally (conference passcode number: 5099946. The live audio webcast and presentation slides will be available at http://investors.coty.com. The conference call will be available for replay.

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495 /
Antonia_Werther@cotyinc.com

About Coty Inc.
Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, and skin and body care. Coty is the global leader in fragrance, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, the impact of COVID-19 and potential recovery scenarios, the Company’s comprehensive transformation agenda (the “Transformation Plan”), strategic planning, targets, segment reporting and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the impact of the Wella divestiture and the related transition services (the “Wella TSA”), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof), investments, licenses and portfolio changes, synergies, savings, performance, cost, timing and integration of acquisitions, including the strategic partnership with Kylie Jenner and the strategic partnership with Kim Kardashian West, future cash flows, liquidity and borrowing capacity, timing and size of cash outflows and debt deleveraging, the availability of local government funding or reimbursement programs in connection with COVID-19 (including expected timing and amounts), the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s Transformation Plan, including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, supply chain changes, e-commerce and digital initiatives, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, the availability and widespread distribution of a safe and effective vaccine, related impact on the Company's ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, the extent that government funding and reimbursement programs in connection with COVID-19 are available to the Company, and the ability to successfully implement measures to respond to such impacts;
•the Company’s ability to successfully implement its multi-year Transformation Plan, including its management realignment, reporting structure changes, operational and organizational changes, and the initiatives to further reduce the Company’s cost base, and to develop and achieve its global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including innovation performance in prestige and mass channels, strengthening its positions in core markets, accelerating its digital and e-commerce capabilities, building on its skincare portfolio, and expanding its presence in China) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty business, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, the fair value of the equity investment, and the fair value of acquired assets and liabilities associated with acquisitions;
•the impact of any future impairments;

•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's response to COVID-19, the Transformation Plan, the Wella TSA, the integration of the King Kylie transaction and the KKW transaction, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration), risks related to regulation of multi-level marketing business models, ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to KKW Holdings’ business model, revenue, sales force or business;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy or, if the Company's Board declares dividends, the Company’s stock dividend reinvestment program;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of Brexit (and related business or market disruption), the current U.S. administration and recent election, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates;
•currency exchange rate volatility and currency devaluation;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including litigation relating to the tender offer by Cottage Holdco B.V. (the “Cottage Tender Offer”) and product liability cases (including asbestos), and litigation or investigations relating to the strategic partnerships with Kylie Jenner and Kim Kardashian West;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, the Wella Transaction and related carve-out and transition activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working in response to COVID-19, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and the Brazil General Data Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Transformation Plan as well as the Wella Transaction on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with Cottage Holdco B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliates KKR Rainbow Aggregator L.P. and KKR Bidco are respectively a significant stockholder in Coty and an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2021 and annual report on Form 10-K for the year ended June 30, 2020 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income/Adjusted EBITDA from continuing operations excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we adjust for non-cash stock-based compensation expense and depreciation. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense as described below and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company excludes acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
•Asset impairment charges: The Company excludes the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: We have excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Loss/(Gain) on divestitures and sale of brand assets: The Company excludes the impact of Loss/(gain) on divestitures and sale of brand assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of divestitures. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Non-cash stock-based compensation: The Company excludes non-cash stock-based compensation expense from the calculation of adjusted EBITDA that are not reflective of the ongoing and planned pattern of recognition for such expense.
•Interest (income) expense: The Company excludes foreign currency impacts associated with acquisition-related and debt financing-related forward contracts, as well as debt financing transaction costs as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.
•Other (income) expense: We have excluded the impact of costs incurred for legal and advisory services rendered in connection with the tender offer that was in fiscal 2019 initiated by certain of our shareholders. Additionally, we have excluded the write-off of deferred financing fees and discounts that resulted from the pay down of our term debt from the proceeds of the Wella sale, due to the requirements of the 2018 Coty Credit Agreement, as amended. Our management believes these costs do not reflect our underlying ongoing business, and the adjustment of such costs helps investors and others compare and analyze performance from period to period. We have also excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period.
•Loss on early extinguishment of debt: We have excluded loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant non-controlling interest percentage.

•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RESULTS AT A GLANCE

	Three Months Ended March 31, 2021			Nine Months Ended March 31, 2021
(in millions, except per share data)		Change YoY			Change YoY
CONTINUING OPERATIONS		Reported Basis	Organic (LFL)		Reported Basis	Organic (LFL)
Net revenues	$1,027.8	(3%)	(6%)	$3,567.5	(14%)	(15%)
Operating income (loss) - reported	(1.4)	100%		(50.4)	84%
Operating income - adjusted*	95.6	>100%		365.0	>100%
EBITDA - adjusted	183.2	>100%		633.0	50%
Net income (loss) attributable to common shareholders - reported**	(1.2)	100%		54.8
Net income attributable to common shareholders - adjusted* **	2.3	>100%		76.8
EPS attributable to common shareholders (diluted) - reported	$0.00	100%		$0.07
EPS attributable to common shareholders (diluted) - adjusted*	$0.00	100%		$0.10

COTY, INC.
Net (loss) attributable to common shareholders - reported **	(18.5)	93%		(93.4)
Net income attributable to common shareholders - adjusted* **	2.3	>100%		219.7
EPS attributable to common shareholders (diluted) - reported	$(0.02)	94%		$(0.12)
EPS attributable to common shareholders (diluted) - adjusted*	$0.00	100%		$0.29

*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” "immediate liquidity," “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Net income (loss) represents Net income (loss) Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income (loss) for Continuing Operations and Coty Inc. are net of the Convertible Series B Preferred Stock dividends.

THIRD QUARTER BY SEGMENT (CONTINUING OPERATIONS)

Americas

	Three Months Ended March 31, 2021			Nine Months Ended March 31, 2021
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL)
Net Revenues	$409.6	(6.0%)	(3.4)%	$1,419.7	(5.7%)	(5.3)%

	Reported	Adjusted		Reported	Adjusted
Operating income	$2.3	$29.2		$55.3	$133.5
Operating Margin	0.6%	7.1%		3.9%	9.4%

EMEA

	Three Months Ended March 31, 2021			Nine Months Ended March 31, 2021
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL)
Net Revenues	$473.0	(7.8%)	(12.9%)	$1,712.3	(18.4%)	(21.8%)

	Reported	Adjusted		Reported	Adjusted
Operating Income	$28.7	$58.2		$129.7	$222.5
Operating Margin	6.1%	12.3%		7.6%	13.0%

Asia Pacific

	Three Months Ended March 31, 2021			Nine Months Ended March 31, 2021
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL)
Net Revenues	$145.2	27.7%	19.5%	$435.5	(12.6%)	(16.2%)

	Reported	Adjusted		Reported	Adjusted
Operating Loss	$1.9	$7.6		$(10.9)	$7.5
Operating Margin	1.3%	5.2%		(2.5)%	1.7%

THIRD QUARTER FISCAL 2021 BY CHANNEL

Continuing Operations

	Three Months Ended March 31,				Nine Months Ended March 31,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2021	2020	Reported Basis	Organic (LFL)	2021	2020	Reported Basis	Organic (LFL)
Prestige	$600.6	$563.9	6.5%	2%	$2,148.4	$2,387.1	(10)%	(15)%
Mass	427.4	498.7	(14)%	(15)%	1,418.7	1,770.4	(20)%	(16)%
Corporate	(0.2)	(0.1)	N/M	N/M	0.4	(0.1)	N/M	N/M
Total	$1,027.8	$1,062.5	(3)%	(6)%	$3,567.5	$4,157.4	(14)%	(15)%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions, except per share data)	2021	2020	2021	2020
Net revenues	$1,027.8	$1,062.5	$3,567.5	$4,157.4
Cost of sales	391.7	460.8	1,440.6	1,655.0
as % of Net revenues	38.1%	43.4%	40.4%	39.8%
Gross profit	636.1	601.7	2,126.9	2,502.4
Gross margin	61.9%	56.6%	59.6%	60.2%

Selling, general and administrative expenses	545.6	757.9	1,770.5	2,481.0
as % of Net revenues	53.1%	71.3%	49.6%	59.7%
Amortization expense	62.2	61.6	189.4	170.7
Restructuring costs	—	(8.0)	89.7	125.5
Acquisition-and divestiture- related costs	29.7	49.3	127.7	85.3
Asset impairment charges	—	40.4	—	40.4
Gain on divestitures and sale of brand assets	—	—	—	(84.5)
Operating (loss)	(1.4)	(299.5)	(50.4)	(316.0)
as % of Net revenues	(0.1%)	(28.2%)	(1.4%)	(7.6%)
Interest expense, net	50.3	63.8	171.6	185.3
Other ( income) expense, net	(62.5)	0.3	(50.7)	4.0
Income (Loss) from continuing operations before income taxes	10.8	(363.6)	(171.3)	(505.3)
as % of Net revenues	1.1%	(34.2%)	(4.8%)	(12.2%)
Benefit for income taxes on continuing operations	(19.2)	(59.8)	(304.9)	(117.0)
Net income (loss) from continuing operations	30.0	(303.8)	133.6	(388.3)
as % of Net revenues	2.9%	(28.6%)	3.7%	(9.3%)
Net (loss) income from discontinued operations	(17.3)	39.4	(148.2)	163.8
Net income (loss)	12.7	(264.4)	(14.6)	(224.5)
Net (loss) income attributable to noncontrolling interests	(9.4)	6.2	(11.5)	9.5
Net income attributable to redeemable noncontrolling interests	6.5	1.0	12.2	6.4
Net income (loss) attributable to Coty Inc.	$15.6	$(271.6)	$(15.3)	$(240.4)
Amounts attributable to Coty Inc.
Net income (loss) from continuing operations	$32.9	$(311.0)	$132.9	$(404.2)
Convertible Series B Preferred Stock dividends	(34.1)	—	(78.1)	—
Net (loss) income from continuing operations attributable to common stockholders	$(1.2)	$(311.0)	$54.8	$(404.2)
Net (loss) income from discontinued operations	(17.3)	39.4	(148.2)	163.8
Net loss attributable to common stockholders	$(18.5)	$(271.6)	$(93.4)	$(240.4)

Net (loss) income attributable to Coty Inc. per common share:
Basic for Continuing Operations	$0.00	$(0.41)	$0.07	$(0.53)
Diluted for Continuing Operations(a)	$0.00	$(0.41)	$0.07	$(0.53)
Basic for Coty Inc	$(0.02)	$(0.36)	$(0.12)	$(0.32)
Diluted for Coty Inc.(a)	$(0.02)	$(0.36)	$(0.12)	$(0.32)
Weighted-average common shares outstanding:
Basic	765.4	760.8	764.6	757.7
Diluted(a)	765.4	760.8	932.1	757.7

Depreciation - Continuing Operations	$84.3	$93.0	$246.7	$268.8
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. We use the if-converted method for calculating any potential dilutive effect of the convertible Series B Preferred Stock, which requires an adjustment to reverse the impact of the preferred stock dividends of $34.1 million and $78.1 million on income applicable to common stockholders during three and nine months ended March 31, 2021,

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended March 31, 2021
	CONTINUING OPERATIONS			DISCONTINUED OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$1,027.8	$—	$1,027.8	$—
Gross profit	636.1	3.1	639.2	—
Gross margin	61.9%		62.2%	—%
Operating (loss) income	(1.4)	97.0	95.6	—
as % of Net revenues	(0.1%)		9.3%	N/A
Net (loss) income	(1.2)	3.5	2.3	—
as % of Net revenues	(0.1%)		0.2%	—%
Adjusted EBITDA			183.2	—
as % of Net revenues			17.8%	—%
	COTY INC.
Net income (loss) attributable to Coty Inc.	(18.5)	20.8	2.3

EPS (diluted)	$(0.02)		$0.00

	Three Months Ended March 31, 2020
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$1,062.5	$—	$1,062.5	$465.5
Gross profit	601.7	11.2	612.9	309.2
Gross margin	56.6%		57.7%	66.4%
Operating (loss) income	(299.5)	231.3	(68.2)	68.3
as % of Net revenues	(28.2%)		(6.4%)	14.7%
Net (loss) income	(311.0)	206.3	(104.7)	43.0
as % of Net revenues	(29.3%)		(9.9%)	9.2%
Adjusted EBITDA			(1.4)	98.7
as % of Net revenues			(0.1%)	21.2%
	COTY INC.
Net (loss) income attributable to Coty Inc.	(271.6)	209.9	(61.7)

EPS (diluted)	$(0.36)		$(0.08)

(a) See “Reconciliation of Reported Operating (Loss) Income to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Nine Months Ended March 31, 2021
	CONTINUING OPERATIONS			DISCONTINUED OPERATIONS(b)
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$3,567.5	$—	$3,567.5	$986.3
Gross profit	2,126.9	3.1	2,130.0	663.8
Gross margin	59.6%		59.7%	67.3%
Operating (loss) income	(50.4)	415.4	365.0	220.1
as % of Net revenues	(1.4%)		10.2%	22.3%
Net income (loss)	54.8	22.0	76.8	142.9
as % of Net revenues	1.5%		2.2%	14.5%
Adjusted EBITDA			633.0	222.3
as % of Net revenues			17.7%	22.5%
	COTY INC.
Net loss (income) attributable to Coty Inc.	(93.4)	313.1	219.7

EPS (diluted)	$(0.12)		$0.29

	Nine Months Ended March 31, 2020
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$4,157.4	$—	$4,157.4	$1,658.4
Gross profit	2,502.4	11.2	2,513.6	1,098.6
Gross margin	60.2%		60.5%	66.2%
Operating (loss) income	(316.0)	489.6	173.6	306.2
as % of Net revenues	(7.6%)		4.2%	18.5%
Net (loss) income	(404.2)	393.2	(11.0)	205.0
as % of Net revenues	(9.7%)		(0.3%)	12.4%
Adjusted EBITDA			421.2	360.4
as % of Net revenues			10.1%	21.7%
	COTY INC.
Net (loss) income attributable to Coty Inc.	(240.4)	434.4	194.0

EPS (diluted)	$(0.32)		$0.25

(a) See “Reconciliation of Reported Operating (Loss) Income to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

(b) Discontinued operations for the nine months ended March 31, 2021 includes activity only through November 30, 2020, the date of the sale of the Wella Business.

RECONCILIATION OF REPORTED OPERATING (LOSS) INCOME TO ADJUSTED OPERATING INCOME (LOSS)

CONTINUING OPERATIONS	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2021	2020	Change	2021	2020	Change
Reported Operating (loss)	$(1.4)	$(299.5)	100%	$(50.4)	$(316.0)	84%
% of Net revenues	(0.1%)	(28.2%)		(1.4%)	(7.6%)
Asset impairment charges (a)	—	40.4	(100%)	—	40.4	(100%)
Amortization expense (b)	62.2	61.6	1%	189.4	170.7	11%
Restructuring and other business realignment costs (c)	5.1	80.0	(94%)	98.3	277.7	(65%)
Acquisition- and divestiture-related costs (d)	29.7	49.3	(40%)	127.7	85.3	50%
Gain on divestitures and sale of brand assets (e)	—	—	N/A	—	(84.5)	100%
Total adjustments to reported Operating (loss) income	97.0	231.3	(58%)	415.4	489.6	(15%)
Adjusted Operating (loss) income	$95.6	$(68.2)	>100%	$365.0	$173.6	>100%
% of Net revenues	9.3%	(6.4)%		10.2%	4.2%
Non-cash stock-based compensation (g)	6.4	(17.1)	(137%)	24.4	(4.2)	(681%)
Adjusted depreciation (f)	81.2	83.9	(3%)	243.6	251.8	(3%)
Adjusted EBITDA	$183.2	$(1.4)	>100%	$633.0	$421.2	50%
% of Revenues	17.8%	(0.1%)		17.7%	10.1%

(a)In the three months ended March 31, 2021, we did not incur any asset impairment charges. In the three months ended March 31, 2020, we incurred asset impairment charges of $40.4 in Corporate, relating to indefinite-lived other intangible assets (related to the CoverGirl, Max Factor and Bourjois trademarks).
In the nine months ended March 31, 2021, we did not incur any asset impairment charges. In the nine months ended March 31, 2020, we incurred asset impairment charges of $40.4 in Corporate, relating to indefinite-lived other intangible assets (related to the CoverGirl, Max Factor and Bourjois trademarks).
(b)In the three months ended March 31, 2021, amortization expense of $26.8, $29.6 and $5.8 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the three months ended March 31, 2020, amortization expense of $24.3, $31.1 and $6.2 was reported in the Americas, EMEA and Asia Pacific segments, respectively.
In the nine months ended March 31, 2021, amortization expense of $78.2, $92.8 and $18.4 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the nine months ended March 31, 2020, amortization expense of $49.8, $94.8, $18.7 and $7.4 was reported in the Americas, EMEA, Asia Pacific and Other segments, respectively.
(c)In the three months ended March 31, 2021, we incurred restructuring and other business structure realignment costs of $5.1. We incurred restructuring costs of $0.0 primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $5.1 primarily related to the Transformation Plan and certain other programs. This amount includes $2.0 reported in selling, general and administrative expenses, and $3.1 reported in cost of sales in the Condensed Consolidated Statement of Operations. In the three months ended March 31, 2020, we incurred business structure realignment costs of $80.0, including a revised estimate resulting in a credit in restructuring costs of $(8.0) primarily related to the Turnaround Plan. In addition, we incurred business structure realignment costs of $88.0 primarily related to the Turnaround Plan. This amount includes $76.8 reported in selling, general and administrative expenses, and $11.2 reported in cost of sales in the Condensed Consolidated Statement of Operations.
In the nine months ended March 31, 2021, we incurred restructuring and other business structure realignment costs of $98.3. We incurred restructuring costs of $89.7 primarily for charges related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $8.6 primarily related to the Transformation Plan and certain other programs. This amount includes $5.5 reported in selling, general and administrative expenses, and $3.1 reported in cost of sales in the Condensed Consolidated Statement of Operations. In the nine months ended March 31, 2020, we incurred business structure realignment costs of $277.7, including restructuring costs of $125.5 primarily for charges related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations. In addition, we incurred business structure realignment costs of $152.2 primarily related to our Turnaround plan. This amount includes $141.0 reported in selling, general and administrative expenses, and $11.2 reported in cost of sales in the Condensed Consolidated Statement of Operations.
(d)In the three months ended March 31, 2021, we incurred acquisition and divestiture related costs of $29.7. These costs were associated with the Wella Transaction. In the three months ended March 31, 2020, we incurred acquisition and divestiture related costs of $49.3.
In the nine months ended March 31, 2021, we incurred acquisition and divestiture related costs of $127.7. These costs were associated with the Wella Transaction. In the nine months ended March 31, 2020, we incurred acquisition and divestiture related costs of $85.3.
(e)In the three months ended March 31, 2021 and 2020, respectively, there were no gains on divestitures or sales of brand assets.
In the nine months ended March 31, 2021, there were no gains on divestitures or sales of brand assets. In the nine months ended March 31, 2020, we completed the divestiture of Younique resulting in income of $84.5 included in Gain on sale of business in the Condensed Consolidated Statements of Operations.
(f)In the three months ended March 31, 2021, adjusted depreciation expense of $36.5, $33.2 and $11.5 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the three months ended March 31, 2020, adjusted depreciation expense of $38.0, $35.7 and $10.2 was reported in the Americas, EMEA and Asia Pacific segments, respectively.
In the nine months ended March 31, 2021, adjusted depreciation expense of $109.5, $101.5 and $32.6 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the nine months ended March 31, 2020, adjusted depreciation expense of $107.1, $109.9, $30.9 and $3.9 was reported in the Americas, EMEA, Asia Pacific and Other segments, respectively.
(g)In the three months ended March 31, 2021, non-cash stock-based compensation of $2.6, $2.9 and $0.9 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the three months ended March 31, 2020, non-cash stock-based compensation of $(7.0), $(8.3) and $(1.8) was reported in the Americas, EMEA Asia Pacific and Corporate segments, respectively.

In the nine months ended March 31, 2021, non-cash stock-based compensation of $9.7, $11.7 and $3.0 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the nine months ended March 31, 2020, non-cash stock-based compensation of $(1.5), $(2.1) and $(0.5) was reported in the Americas, EMEA and Asia Pacific segments, respectively.

RECONCILIATION OF REPORTED INCOME (LOSS) BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME (LOSS) BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR CONTINUING OPERATIONS

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	(Benefit) provision for income taxes	Effective tax rate
Reported Income (Loss) before income taxes - Continuing Operations	$10.8	$(19.2)	(177.8)%	$(363.6)	$(59.8)	16.4%
Adjustments to Reported Operating Income (a)(b)	97.0	41.2		231.3	28.1
Change in fair value of investment in Wella Business (b) (d)	(63.5)	(15.9)		—	—
Other adjustments(b) (e)	(2.5)	(0.7)		—	—
Adjusted Income (Loss) before income taxes - Continuing Operations	$41.8	$5.4	12.9%	$(132.3)	$(31.7)	24.0%

The adjusted effective tax rate was 12.9% for the three months ended March 31, 2021 compared to 24.0% for the three months ended March 31, 2020. The difference was primarily due to the jurisdictional mix of income.

	Nine Months Ended March 31, 2021			Nine Months Ended March 31, 2020
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	(Benefit) provision for income taxes	Effective tax rate
Reported (Loss) before income taxes - Continuing Operations	$(171.3)	$(304.9)	178.0%	$(505.3)	$(117.0)	23.2%
Adjustments to Reported Operating income(a)(b)	415.4	122.2		574.1	91.7
Gain on divestitures and sale of brand assets (a)(b)	—	—		(84.5)	4.8
Tax impact from intra-entity transfer of assets (c)	—	220.5		—	—
Change in fair value of investment in Wella Business (b) (d)	(63.5)	(15.9)		—	—
Other adjustments(b) (e)	5.9	1.6		—	—
Adjusted Income (Loss) before income taxes - Continuing Operations	$186.5	$23.5	12.6%	$(15.7)	$(20.5)	130.6%

(a)See a description of adjustments under “Adjusted Operating (Loss) Income for Continuing Operations.”
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c)Tax benefit of $220.5 is the result of a tax rate differential on the deferred taxes recognized on the transfer of assets and liabilities, following the relocation of our main principal location from Geneva to Amsterdam. This amount will be finalized when negotiations with the tax authorities are completed.
(d)The amount represents the unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended March 31, 2021, this primarily represents adjustments for pension curtailment gains. For the nine months ended March 31, 2021, this primarily represents the write-off of deferred financing fees related to the Wella sale and adjustments for pension curtailment gains.

RECONCILIATION OF REPORTED NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS) FOR CONTINUING OPERATIONS

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2021	2020	Change	2021	2020	Change
Net income (loss) from Continuing Operations, net of noncontrolling interests	$32.9	$(311.0)	>100%	$132.9	$(404.2)	>100%
Convertible Series B Preferred Stock dividends	(34.1)	—	N/A	(78.1)	—	N/A
Reported Net income (loss) attributable to Continuing Operations	$(1.2)	$(311.0)	100%	$54.8	$(404.2)	>100%
% of Net revenues	(0.1%)	(29.3%)		1.5%	(9.7%)
Adjustments to Reported Operating Income (a)	97.0	231.3	(58%)	415.4	489.6	(15%)
Change in fair value of investment in Wella Business (d)	(63.5)	—	N/A	(63.5)	—	N/A
Adjustments to other (income) expense (e)	(2.5)	—	N/A	5.9	—	N/A
Adjustments to noncontrolling interest expense (b)	(2.9)	3.1	<(100%)	(7.4)	0.1	<(100%)
Change in tax provision due to adjustments to Reported Net income (loss) attributable to Continuing Operations	(24.6)	(28.1)	12%	(328.4)	(96.5)	<(100%)
Adjusted Net income (loss) attributable to Continuing Operations	$2.3	$(104.7)	>100%	$76.8	$(11.0)	>100%
% of Net revenues	0.2%	(9.9%)		2.2%	(0.3%)

Per Share Data
Adjusted weighted-average common shares
Basic	765.4	760.8		764.6	757.7
Diluted (c)	943.8	760.8		932.1	757.7
Adjusted Net income (loss) attributable to Continuing Operations per Common Share
Basic	$—	$(0.14)		$0.10	$(0.01)
Diluted (c)	$—	$(0.14)		$0.10	$(0.01)

(a)See a description of adjustments under “Adjusted Operating Income (loss) for Continuing Operations.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. We use the if-converted method for calculating any potential dilutive effect of the convertible Series B Preferred Stock, which requires an adjustment to reverse the impact of the preferred stock dividends of $34.1 and $78.1 for the three and nine months ending March 31, 2020 on income applicable to common stockholders during the period.
(d)The amount represents the unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended March 31, 2021, this primarily represents adjustments for pension curtailment gains. For the nine months ended March 31, 2021, this primarily represents the write-off of deferred financing fees related to the Wella sale and adjustments for pension curtailment gains.

RECONCILIATION OF REPORTED NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS) FOR COTY INC.

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2021	2020	Change	2021	2020	Change
Net income (loss) from Coty Inc. net of noncontrolling interests	$15.6	$(271.6)	>100%	$(15.3)	$(240.4)	94%
Convertible Series B Preferred Stock dividends	(34.1)	—	N/A	(78.1)	—	N/A
Reported Net income (loss) attributable to Coty Inc.	$(18.5)	$(271.6)	93%	$(93.4)	$(240.4)	61%
% of Net revenues	(1.8%)	(17.8%)		(2.1%)	(4.1%)
Adjustments to Reported Operating income (a)	97.0	258.9	(63)%	414.7	577.2	(28)%
(Gain) loss on sale of business	27.5	—	N/A	246.6	—	N/A
Change in fair value of investment in Wella Business (d)	(63.5)	—	N/A	(63.5)	—	N/A	0.0
Adjustments to other (income) expense (e)	(2.5)	—	N/A	5.9	—	N/A
Adjustments to noncontrolling interest expense (b)	(2.9)	3.1	N/A	(7.4)	0.1	<(100%)
Change in tax provision due to adjustments to Reported Net income (loss) attributable to Coty Inc.	(34.8)	(52.1)	33%	(283.2)	(142.9)	—
Adjusted Net income (loss) attributable to Coty Inc.	$2.3	$(61.7)	>100%	$219.7	$194.0	13%

Per Share Data
Adjusted weighted-average common shares
Basic	765.4	760.8		764.6	757.7
Diluted (c)	943.8	760.8		932.1	762.1
Adjusted Net income (loss) attributable to Coty Inc. per Common Share
Basic	$—	$(0.08)		$0.29	$0.26
Diluted (c)	$—	$(0.08)		$0.29	$0.25

(a)See a description of adjustments under “Adjusted Operating Income (loss) for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. We use the if-converted method for calculating any potential dilutive effect of the convertible Series B Preferred Stock, which requires an adjustment to reverse the impact of the preferred stock dividends of $34.1 and $78.1 for the three and nine months ended March 31, 2021, respectively, on income applicable to common stockholders during the period.
(d)The amount represents the unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended March 31, 2021, this primarily represents adjustments for pension curtailment gains. For the nine months ended March 31, 2021, this primarily represents the write-off of deferred financing fees related to the Wella sale and adjustments for pension curtailment gains.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$(186.3)	$(257.5)	$286.4	$204.5
Capital expenditures	(32.1)	(61.4)	(143.7)	(206.4)
Free cash flow	$(218.4)	$(318.9)	$142.7	$(1.9)

RECONCILIATION OF TOTAL DEBT TO FINANCIAL NET DEBT

COTY INC.	As of
(in millions)	March 31, 2021
Total debt	$5,421.9
Less: Cash and cash equivalents	315.3
Financial Net debt	$5,106.6

RECONCILIATION OF TOTAL DEBT TO ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	March 31, 2021
Total debt	$5,421.9
Less: Cash and cash equivalents	315.3
Less Value of Wella stake	1,250.0
Economic Net debt	$3,856.6

IMMEDIATE LIQUIDITY

COTY INC.	As of
(in millions)	March 31, 2021
Cash and cash equivalents	$315.3
Unutilized revolving credit facility	2,061.5
Immediate Liquidity	$2,376.8

RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

Twelve months ended
March 31, 2021
(in millions)	CONTINUING OPERATIONS
Adjusted operating income (loss) (a)	$29.8
Add: Adjusted depreciation(b)	326.1
Add: Non-cash stock-based compensation	29.9
Adjusted EBITDA	$385.8

(a)Adjusted operating income (loss) for the twelve months ended March 31, 2021 represents the summation of the adjusted operating income (loss) for each of the quarters ended June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021. For a reconciliation of adjusted operating income (loss) to operating income (loss) for each of those periods, see the tables entitled “Reconciliation of Reported Operating Income (loss) to Adjusted Operating Income (loss)” and "Reconciliation of Reported Operating Income (loss) to Adjusted Operating Income (loss) by Segment" for each of those periods.
(b)Adjusted depreciation for the twelve months ended March 31, 2021 represents depreciation expense for continuing operations for the period, excluding accelerated depreciation.

FINANCIAL NET DEBT/ADJUSTED EBITDA

March 31, 2021
Financial Net Debt - Coty Inc.	$5,106.6
Adjusted EBITDA - Continuing operations	385.8
Financial Net Debt/Adjusted EBITDA	13.24

NET REVENUES AND ADJUSTED OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS BY SEGMENT

	Three Months Ended March 31,
	Net Revenues		Change		Reported Operating Income (Loss)		Adjusted Operating Income (Loss)
(in millions)	2021	2020	Reported Basis	LFL	2021	Change	2021	Change
Americas	$409.6	$435.9	(6%)	(6%)	$2.3	>100%	$29.2	>100%
EMEA	473.0	512.9	(8%)	(8%)	28.7	>100%	58.2	>100%
Asia Pacific	145.2	113.7	28%	28%	1.9	>100%	7.6	>100%
Other	—	—	N/A	N/A	—	N/A	—	N/A
Corporate	—	—	N/A	N/A	(34.3)	80%	0.6	>100%
Total	$1,027.8	$1,062.5	(3%)	(3%)	$(1.4)	100%	$95.6	>100%

	Nine Months Ended March 31,
	Net Revenues		Change		Reported Operating Income (Loss)		Adjusted Operating Income (Loss)
(in millions)	2021	2020	Reported Basis	LFL	2021	Change	2021	Change
Americas	$1,419.7	$1,506.2	(6%)	(9%)	$55.3	>100%	$133.5	>100%
EMEA	1,712.3	2,097.6	(18%)	(18%)	129.7	86%	222.5	35%
Asia Pacific	435.5	498.1	(13%)	(13%)	(10.9)	37%	7.5	>100%
Other	—	55.5	(100%)	N/A	—	100%	—	100%
Corporate	—	—	—	—	(224.5)	30%	1.5	>100%
Total	$3,567.5	$4,157.4	(14%)	(14%)	$(50.4)	84%	$365.0	>100%

RECONCILIATION OF REPORTED OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) BY SEGMENT AND EBITDA TO ADJUSTED EBITDA - CONTINUING OPERATIONS

	Three Months Ended March 31, 2021
	OPERATING INCOME (LOSS)			ADJUSTED EBITDA
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
Americas	$2.3	$26.9	$29.2	$39.3	$68.5
EMEA	28.7	29.5	58.2	36.3	94.5
Asia Pacific	1.9	5.7	7.6	12.6	20.2
Corporate	(34.3)	34.9	0.6	(0.6)	—
Total	$(1.4)	$97.0	$95.6	$87.6	$183.2

% OF REVENUES
Americas	0.6%		7.1%		16.7%
EMEA	6.1%		12.3%		20.0%
Asia Pacific	1.3%		5.2%		13.9%
Corporate	N/A		N/A		N/A
Total	(0.1%)		9.3%		17.8%

	Three Months Ended March 31, 2020
	OPERATING INCOME (LOSS)			ADJUSTED EBITDA
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
Americas	$(40.3)	$24.3	$(16.0)	$30.7	$14.7
EMEA	(57.5)	31.2	(26.3)	27.1	0.8
Asia Pacific	(31.4)	6.2	(25.2)	8.3	(16.9)
Corporate	(170.3)	169.6	(0.7)	0.7	—
Total	$(299.5)	$231.3	$(68.2)	$66.8	$(1.4)

% OF REVENUES
Americas	(9.2%)		(3.7%)		3.4%
EMEA	(11.2%)		(5.1%)		0.2%
Asia Pacific	(27.6%)		(22.2%)		(14.9%)
Corporate	N/A		N/A		N/A
Total	(28.2%)		(6.4%)		(0.1%)

(a)See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income (Loss)” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) BY SEGMENT AND EBITDA TO ADJUSTED EBITDA - CONTINUING OPERATIONS

	Nine Months Ended March 31, 2021
	OPERATING INCOME (LOSS)			ADJUSTED EBITDA
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
Americas	$55.3	$78.2	$133.5	$119.8	$253.3
EMEA	129.7	92.8	222.5	113.9	336.4
Asia Pacific	(10.9)	18.4	7.5	35.8	43.3
Corporate	(224.5)	226.0	1.5	(1.5)	—
Total	$(50.4)	$415.4	$365.0	$268.0	$633.0

% OF REVENUES
Americas	3.9%		9.4%		17.8%
EMEA	7.6%		13.0%		19.6%
Asia Pacific	(2.5%)		1.7%		9.9%
Corporate	N/A		N/A		N/A
Total	(1.4%)		10.2%		17.7%

	Nine Months Ended March 31, 2020
	OPERATING INCOME (LOSS)			ADJUSTED EBITDA
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
Americas	$(36.3)	$49.7	$13.4	$104.9	$118.3
EMEA	69.6	94.9	164.5	106.8	271.3
Asia Pacific	(17.3)	18.6	1.3	30.2	31.5
Other	(10.9)	7.3	(3.6)	3.7	0.1
Corporate	(321.1)	319.1	(2.0)	2.0	—
Total	$(316.0)	$489.6	$173.6	$247.6	$421.2

% OF REVENUES
Americas	(2.4%)		0.9%		7.9%
EMEA	3.3%		7.8%		12.9%
Asia Pacific	(3.5%)		0.3%		6.3%
Other	(19.6%)		(6.5%)		0.2%
Corporate	N/A		N/A		N/A
Total	(7.6%)		4.2%		10.1%

(a)See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income (Loss)” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended March 31, 2021 vs. Three Months Ended March 31, 2020 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures	Organic (LFL)
Americas	(6)%	(3)%	—%	(3)%
EMEA	(8)%	(13)%	—%	(13)%
Asia Pacific	28%	20%	—%	20%
Other	N/A	—%	—%	—%
Total Continuing Operations	(3)%	(6)%	—%	(6)%

	Nine Months Ended March 31, 2021 vs. Nine Months Ended March 31, 2020 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures[1]	Organic (LFL)
Americas	(6)%	(2)%	3%	(5)%
EMEA	(18)%	(22)%	—%	(22)%
Asia Pacific	(13)%	(16)%	—%	(16)%
Other	(100)%	(100)%	(100)%	—%
Total Continuing Operations	(14)%	(15)%	—%	(15)%

¹ Like for Like (LFL) impact excludes the net revenue contribution from King Kylie for the first and second quarters of fiscal 2021 (due to the acquisition of King Kylie during the third quarter of fiscal 2020), and the net revenues of Younique for the nine months ended March 31, 2020 (due to the divestiture of Younique the first quarter of fiscal 2020).

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2021	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$315.3	$308.3
Restricted cash	42.7	43.7
Trade receivables	398.1	440.1
Inventories	604.7	678.2
Prepaid expenses and other current assets	457.4	411.6
Current assets held for sale	—	4,613.1
Total current assets	1,818.2	6,495.0
Property and equipment, net	942.6	1,081.6
Goodwill	4,026.6	3,973.9
Other intangible assets, net	4,474.9	4,372.1
Equity investments	1,266.8	—
Operating lease right-of-use assets	331.4	371.4
Other noncurrent assets	761.8	434.8
TOTAL ASSETS	$13,622.3	$16,728.8

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,051.8	$1,190.3
Short-term debt and current portion of long-term debt	193.7	188.3
Other current liabilities	1,320.4	1,250.4
Current liabilities held for sale	—	956.7
Total current liabilities	2,565.9	3,585.7
Long-term debt, net	5,182.4	7,892.1
Long-term operating lease liabilities	280.4	317.4
Other noncurrent liabilities	1,299.4	909.9
TOTAL LIABILITIES	9,328.1	12,705.1

CONVERTIBLE SERIES B PREFERRED STOCK	1,036.3	715.8
REDEEMABLE NONCONTROLLING INTERESTS	87.4	79.1

Total Coty Inc. stockholders’ equity	2,962.2	3,004.6
Noncontrolling interests	208.3	224.2
Total equity	3,170.5	3,228.8
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$13,622.3	$16,728.8

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(14.6)	(224.5)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	436.1	547.7
Deferred income taxes	(238.8)	(150.7)
Share-based compensation	28.9	18.1
Gain on divestitures and sale of brand assets	—	(84.5)
Loss on sale of business in discontinued operations	246.6	—
Asset impairment charges	—	40.4
Unrealized (gains) and losses from equity investments, net	(60.9)	—
Other	131.8	207.9
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(57.3)	206.0
Inventories	114.2	97.2
Prepaid expenses and other current assets	(133.0)	(8.4)
Accounts payable	(137.8)	(246.0)
Accrued expenses and other current liabilities	64.8	(31.7)
Operating lease liabilities	(104.4)	(80.9)
Other assets and liabilities, net	10.8	(86.1)
Net cash provided by operating activities	286.4	204.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(143.7)	(206.4)
Proceeds from sale of discontinued business, net of cash disposed	2,374.1	—
Payment for business combinations and asset acquisitions, net of cash acquired	—	(592.2)
Return of capital from equity investments	448.0	—
Proceeds from sale of business, net of cash disposed	27.0	25.6
Termination of currency swaps designated as net investment hedges	(37.6)	—
Payment for equity investment and related asset acquisition	(200.0)	—
Other investing activities	4.3	0.2
Net cash used in investing activities	2,472.1	(772.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments) proceeds from debt, net	(2,977.3)	1,811.5
Dividend payments	(1.5)	(196.9)
Proceeds from issuance of Convertible Series B Preferred Stock	227.2	—
Purchase of remaining mandatorily redeemable noncontrolling interest	—	(45.0)
Other financing activities	9.2	(39.8)
Net cash provided by financing activities	(2,742.4)	1,529.8
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(10.1)	(30.3)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	6.0	931.2
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	352.0	380.4
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$358.0	$1,311.6

COTY INC. & SUBSIDIARIES
DISCONTINUED OPERATIONS

Selected Financial Information
	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Net revenues	$—	$465.5	$986.3	$1,658.4

Income from discontinued operations before income taxes (a)	(27.5)	30.7	(46.1)	181.8
Income tax on discontinued operations (b)	(10.2)	(8.7)	102.1	18.0
Net income from discontinued operations	$(17.3)	$39.4	$(148.2)	$163.8

(a) The three and nine months ended March 31, 2021 include a loss on the sale of the Wella Business of $27.5 million, which reflects certain purchase price working capital adjustments in the current fiscal quarter, and $246.6 million, respectively.
(b) The three and nine months ended March 31, 2021 reflect a tax benefit of approximately $10.2 million and tax cost of approximately $45.0 million, respectively, due to the sale of the Wella Business.